Exhibit 99.1

INSTRUCTIONS FOR USE OF

ITC^DELTACOM, INC. SUBSCRIPTION RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK,

OR YOUR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by ITC^DeltaCom, Inc., a Delaware corporation (the “Company”), to the holders of record (the “Recordholders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in the Company’s Prospectus, dated December 19, 2007 (the “Prospectus”). Recordholders of Common Stock at 5:00 p.m., Eastern Time, on December 17, 2007 (the “Record Date”) are receiving non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of the Company’s common stock (the “Underlying Shares”). An aggregate of 13,604,455 Underlying Shares are being offered by the Prospectus. Each Recordholder will receive 1.167 Rights for each share of Common Stock owned of record as of the Record Date, subject to adjustments to eliminate fractional rights and subject to further adjustment as described below.

The Rights will expire if not exercised by 5:00 p.m., Eastern Time, on January 23, 2008, unless extended in the sole discretion of the Company, consistent with its contractual obligations (such date as it may be extended, the “Expiration Date”). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by Mellon Bank, N.A. (the “Subscription Agent”) after 5:00 p.m., Eastern Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”). Each whole Right allows the holder thereof to subscribe for one share of Common Stock (the “Subscription Privilege”) at the cash price of $3.03 per share (the “Subscription Price”). Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering. Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers no more than 13,604,455 shares of Common Stock in the Rights Offering. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 1,167 Rights pursuant to your Subscription Privilege, and you would have the right to purchase 1,167 shares of Common Stock in the Rights Offering pursuant to your Subscription Privilege.

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY CERTIFIED OR CASHIER’S CHECK OR MONEY ORDER MUST BE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription—Exercise of Rights.

To exercise Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Subscription Privilege, to the Subscription Agent so that it will be actually received by the Subscription Agent on or prior to 5:00 p.m., Eastern Time, on the Expiration Date. Payment of the Subscription

Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for by cashier’s or certified check or any money order payable to Mellon Bank, N.A., as Subscription Agent. Please reference your Subscription Rights Certificate number on your check or money order. Payments will be deemed to have been received by the Subscription Agent only upon receipt by the Subscription Agent of a cashier’s or certified check or any money order.

The Subscription Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By Mail or Overnight Courier:	By Overnight Courier or by Hand:

Mellon Bank, N.A. c/o Mellon Investor Services LLC Attn: Corporate Action Dept., 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	Mellon Bank, N.A. c/o Mellon Investor Services LLC Attn: Corporate Action Dept., 27th Floor 480 Washington Blvd Jersey City, NJ 07310

Telephone Number for Confirmation (Toll Free): (800) 777-3674.

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising rights, or require additional copies of relevant documents, please contact Mellon Investor Services LLC, acting on behalf of Mellon Bank, N.A., the Information Agent, at telephone number: (800) 777-3674.

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.

If the aggregate Subscription Price paid by you is insufficient to purchase the number of Underlying Shares subscribed for, or if no number of Underlying Shares to be purchased is specified, then you will be deemed to have exercised the Subscription Privilege to purchase Underlying Shares to the full extent of the payment tendered.

If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Underlying Shares for which you have indicated an intention to subscribe (such excess being the “Subscription Excess”), then the remaining amount will be returned to you by mail, without interest or deduction, as soon as practicable after the Expiration Date and after all adjustments contemplated by the terms of the Rights Offering have been effected.

2.	Issuance of Common Stock.

As soon as practicable after the closing of the Rights Offering and the valid exercise of Rights pursuant to the Subscription Privilege, and after all adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will deliver to you the number of shares of Common Stock purchased pursuant to the Subscription Privilege to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary in your Subscription Rights Certificate.

3.	No Sale, Transfer, or Assignment of Rights.

Rights may not be sold, transferred, or assigned; provided, however, that Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

4.	Commissions, Fees, and Expenses.

The Company will pay all fees and expenses of the Subscription Agent and Information Agent related to their acting in such roles in connection with the Rights Offering. The Company has also agreed to indemnify the Subscription Agent and Information Agent from certain liabilities that they may incur in connection with the Rights Offering. However, all commissions, fees, and other expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees, or expenses will be paid by the Company or Subscription Agent and Information Agent.

5.	Execution.

a.    Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and must present to the Subscription Agent satisfactory evidence of their authority so to act.

b.    Execution by Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

c.    Signature Guarantees. Your signature on each Subscription Rights Certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the Subscription Agent, unless:

•	your Subscription Rights Certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

In particular, you must have a signature guarantee if you wish the certificate representing the Common Stock to be issued in a different name or sent to a different address.

6.	Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., Eastern Time, on the Expiration Date.

7.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of the Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Subscription Privilege. See the Company’s “Letter to Stockholders Who Are Beneficial Holders” and the “Nominee Holder Certification.”

3